EXHIBIT 5.0 and 23.1


                       THE LAW OFFICE OF STEPHEN E. ROUNDS
                           4635 EAST EIGHTEENTH AVENUE
                           DENVER, COLORADO USA 80220
                       TEL. 303.377.6997 FAX 303.377.0231
                               SERCOUNSEL@MSN.COM
                           ADMIN. OFFICE 307.856.2467
                                 SRA@WYOMING.COM

                                February 11, 2002

Can-Cal Resources Ltd.
8221 Cretan Blue Lane
Las Vegas, Nevada 89128

Re:  Registration Statement on Form SB-2
     SEC File No. 333-72252

Gentlemen:

     Can-Cal Resources Ltd. ("Company") has filed a registration statement for the offer and sale of up to 5,120,947 shares of Common Stock, including 720,947 shares issued and outstanding, 200,000 shares to be issued as payment for services, up to 4,000,000 which may be purchased by companies who are providers of an equity line of credit established under an Investment Agreement, and 200,000 shares underlying options to purchase Common Stock. We have acted as counsel to the Company in connection with the preparation and filing of the registration statement.

     Our opinion and consent is required in connection with such registration statement. Such opinion and consent are to be filed as separate exhibits to the pre-effective amendment no. 1 to the registration statement.

                               DOCUMENTS REVIEWED

     I have examined originals, certified copies or other copies identified to my satisfaction, of the following:

     1. Articles of Incorporation of the Company.

     2. Amendment to the Articles of Incorporation.

     2. Bylaws of the Company.

     3. All exhibits listed in Part II of the registration statement on Form
        SB-2.

     4. Part I of the registration statement.

     5. Other documents as appropriate under the circumstances.

Can-Cal Resources Ltd.
February 11, 2002
Page -2-




     I have also consulted with officers and representatives of the Company, and received such representations and assurances concerning the exhibits described in paragraph 3 and the registration statement described in paragraph 4, as necessary under the circumstances. Although we have not undertaken independent verification of the matters covered by this paragraph, we have no reason to believe that the representations and assurances received are materially inaccurate or false.

                                     OPINION

     The following opinion is subject to compliance by the Company with applicable state securities laws, to declaration of effectiveness of the Company's registration statement, and to the last sentence of this paragraph. Based on review of the documents listed above, it is our opinion that the shares of common stock to be offered and sold by the Company will be duly and validly issued, fully paid and non-assessable shares of the common stock of the Company.

     No opinion is expressed, and none shall be inferred to be expressed, with respect to the financial statements contained in the registration statement.

     This opinion has been delivered to you for the purpose of being included as an exhibit to the registration statement and is intended solely for your benefit.

                                       Yours Sincerely,

                                         /s/   Stephen E. Rounds